SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                             FORM S-8

                      REGISTRATION STATEMENT
                               UNDER
                    THE SECURITIES ACT OF 1933

     VIRTUAL GAMING ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

     NEVADA
(State or other jurisdiction of incorporation or organization)

  87-0485308
(I.R.S. employer identification no.)

   2580 SEA SCAPE GLEN, ESCONDIDO, CA 92026
(Address of principal executive office)

Consultant and Employee Stock Compensation Plan
(Full title of the Plan)

  MELANIE SCOTT, 750 ROYAL CREST CIRCLE, LAS VEGAS, NV  89109
(Name and address of agent for service)

     702-369-3063
(Telephone number, including are code, of agent for service)

                  CALCULATION OF REGISTRATION FEE
Title of
securities
to be
registeredAmount
of be
registe
redProposed
maximum
offering price
per shareProposed
maximum
aggregate
offering
priceAmount
of
registra
tion feeCommon
Stock500,000$5.50$2,750,000$764.501.  Represents up to 500,000
shsarse of common stock issuable under
the Consultant and Employee Compensation Plan
2. Calculated in accordance with Rule 457(h)(l) using the average of the bid and asked prices for the common stock on August 2, 1999.

     The date of this Registration Statement is August 2, 1999

                              PART I

Not required. There are no "selling shareholders" and no shares being registered for "resale".
                              PART II

Item 3.     Incorporation of Documents by Reference.

     The registrant incorporates the following documents by reference i this Registration Statement:

     (a) The registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997 (filed nuder the name of Interbet, Inc.);

     (b)  The registrant's Current Report on Form 8-K dated August
          1, 1998.

     (c) All other documents filed by registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold.

Item 4.     Description of Securities.

     A description of securities is incorporated by reference from the registrant's Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

     Mr. Jeffrey Bradpiece is the attorney and counsel to the registrant. He received no shares of Common Stock for any of his services rendered to the registrant.

Item 6.  Indemnification of Officers and Directors.

     The registrant's Articles of Incorporation and Bylaws and the Nevada Revised Statutes provide for indemnification of directors and officers against certain liabilities. Officers and directors of the registrant are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

Item 7.  Exemption from Registration Claimed.

     All of the sales were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale". As a condition precedent to each sale or gift, the respective purchaser was required to execute and investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the registrant.
Item 8.  Exhibits.

4.   Instruments Definng the Rights of Security Holders, Including
     Indentures.
     Incorporated by reference.

5.   Opinion of Jeffrey Bradpiece regarding legality of shares
being issued.FOOTNOTE:   Filed herewith.


10.  Material Contracts.  Employee Stock Compensation Plan.

15.  Letter re: Unaudited Interim Financial Statements.  Not
     Applicable.

23.  Consents of Experts and Counsel.

24.  Power of Attorney.  Not applicable.

99.  Additional exbibits.    None

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
     Statement:

          (i)  To include any prospectus required by section
          10(a)(3) of the Securities act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or election of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on this 20th day of June, 1999.

VIRTUAL GAMING ENTERPRISES, INC.


By:    /s/Virgil Williams/s/
Virgil Williams, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 2nd day of August, 1999 by the following persons in the capacities indicated.


SIGNATURE                          TITLE


  /s/Virgil Williams/s/                      President (principal
executive officer) and Director Virgil Williams


  /s/Brenda Williams/s/                      Secretary/Treasurer
(principal financial officer Brenda Williams                and
Director
                           EXHIBIT INDEX

EXHIBIT             DESCRIPTION                        PAGE NO.

5 and 24       Opinion and Consent of Jeffrey Bradpiece.

10             Consultant and Employee Stock Compensation Plan.

                         EXHIBITS 5 and 24






















                      OPINION AND CONSENT OF
                         JEFFREY BRADPIECE



Virtual Gaming Enterprises, Inc.
2580 Sea Scape Glen
Escondido, CA  92026

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     You have requested our opinion as to the legality of the issuance by you (the "Corporation") of up to 500,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on June 20, 1999.

     As your counsel, we have reviewed and examined:

     1. The Articles of Incorporation of the Corporation, as amended (the "Articles");

     2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

     3.   The minute book of the Corporation;

     4. A copy of certain resolutions of the Board of Directors of the Corporation;

     5.   The Registration Statement;

     6.   The Consultant and Employee Stock Compensation Plan; and

     7. Such other matters as we have deemed relevant in order to form our opinion.

     In giving my opinion, I have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

     Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the Shares), will have been duly authorized, legally issued, fully paid and non-assessable.

     My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

     This opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

     Not withstanding the above, we consent to the use of our opinion in the Registration Statement. In giving our consent, we do not admit that we come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/Jeffrey Bradpiece/s/

                            EXHIBIT 10






















             CONSULTANT AND EMPLOYEE STOCK OPTION PLAN
                 VIRTUAL GAMING ENTERPRISES, INC.


          CONSULTANT AND EMPLOYEE STOCK COMPENSATION PLAN


     This Plan memorializes the practice of the Company to compensate with Common Stock selected employees and consultants of the Company for their services.

     All employees and consultants of the Company shall be eligible to participate in this Plan. Participation shall be at the sole and absolute discretion of the Board of Directors of the Company, who shall establish all terms of participation, including the number of shares to be issued, any restrictions or repurchase options to be imposed and whether the Shares to be issued will be registered with the Securities and Exchange Commission.

     With respect to the Shares issued to employees, the Company may, if it chooses, withhold from the Shares to be issued a sufficient number of Shares to satisfy any withholding obligations on the part of the Company.

     A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the issuance of the Shares and establishing the terms, if any, of participation.

                  VIRTUAL GAMING ENTERPRISES, NC.

1999 CONSULTANT AND EMPLOYEE STOCK COMPENSATION PLAN

     1.   Purpose of the Plan.

          The purpose of this Plan is to further the growth of Virtual Gaming Enterprises, Inc. ("VGE") and its Subsidiaries (collectively herein referred to as the "Company") by allowing the Company to compensate officers, directors, consultants and certain other persons providing bona fide services to the Company, through the award of the Company's Common Stock.


     II.  Definitions.
          Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

          1. "Award" means any grant of Common Stock made under this Plan.
          2. "Board of Directors" means the Board of Directors of the Company.
          3. "Code" means the Internal Revenue Code of 1986, as amended.
          4. "Common Stock" means the common stock, par value $.001 per share, of the Company.
          5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.
          6. "Employee" means any person or entity that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of the Company or one or more of its Subsidiaries; a person or company engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm.
          7. "Subsidiary" means any corporation that is a subsidiary with regard to the Company as that term is defined in Section 424(f) of the Code.

     III. Effective Date of the Plan.

          The effective date of this Plan is June 20, 1999.

     IV.  Administration of the Plan.

          The Board of Directors will be responsible for the administering of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

     V.   Stock Subject to the Plan.

          The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 500,000 shares. The Common Stock which is issued on grant of Awards may be authorized but unissued shares or shares which have been issued and reacquired by the Company. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted as such time as it deems advisable.

     VI.  Persons Eligible to Receive Awards.

          Awards may be granted only to Employees as defined herein.

     VII. Grants of Awards.

          Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee will relate. No grant will be made if, in the judgement of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

     VIII.     Delivery of Stock Certificates.

          As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award, a certificate or certificate registered in that person's name, representing the number of share of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.


     IX.  Employment.

          Nothing in this Plan or in the grant of an Award shall confer upon any Employee the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any Employee at any time for any reason whatsoever, with or without cause.

     X.   Laws and Regulations.

          1. The obligation of the Company to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.
          2. This Plan is intended to meet the requirements of Rule 16b-3 in order to provide officers and directors with certain exemptions from Section 16(b) of the Securities Exchange Act of 1934, as amended.

     XI.  Withholding of Taxes.

          If subject to withholding tax, the Company shall be authorized to withhold from an Employee's salary or other cash compensation such sums of money as are necessary to pay the Employee's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding taxes to any federal, state or other taxing authority as a result of the granting of an Award and the Employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Employee (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.

     XII. Reservation of Shares.

          The Company shall at all times keep reserved for issuance on grant of Awards under this Plan a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares the Company may be required to be issued on the grant of Awards under this Plan.

     XIII.     Termination of the Plan.

          The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted as Award under this Plan prior to that date.

     XIV. Delivery of Plan.

          A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

     XV.  Number of Participants

          The number of participants in the Plan shall be less than thirty five (35) with no more than twelve participants in any one year under this Plan.
UNANIMOUS WRITTEN CONSENT
IN LIEU OF SPECIAL MEETING
OF THE DIRECTORS OF
VIRTUAL GAMING ENTERPRISES, INC.


Pursuant to Section 16-10-40(c) of the Utah Business Corporation
Act and the Bylaws of the Corporation, the undersigned, constituting all the members of the Board of Directors of this Corporation, do hereby dispense with the formality of a meeting and adopt the following preamble and resolutions:

CONSULTANT AND EMPLOYEE STOCK COMPENSATION PLAN

WHEREAS, the Corporation has, in the past, compensated employees and consultants for services rendered with shares of the Corporation's Common Stock; and

WHEREAS, it is deemed to be in the best interest of this Corporation to continue this practice, where possible, to conserve cash and to adopt a plan memorializing and implementing this practice.

NOW THEREFORE, BE IT RESOLVED, that there is hereby adopted a Consultant and Employee Stock Compensation Plan in the form of Exhibit A hereto; and be it;

FURTHER RESOLVED, that the Corporation register 500,000 shares of its Common Stock with the Securities and exchange Commission on Form S-8 for shares to be issued employees and consultants pursuant to the Consultant and Employee Stock Compensation Plan, and be it;

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized and instructed to prepare and execute a Form S-8 Registration Statement as described in the preceding resolution, together with such other related documents as such officers deem appropriate or advisable, and to file the Registration Statement with the Securities and Exchange Commission and such other governmental authorities as such officers deem appropriate.

This Consent shall be filed with the Secretary of the Corporation, who is instructed to place it in the Minute Book of the Corporation, and shall be treated for all purposes as resolutions adopted at a meeting of the Directors.

Dated August 2, 1999


 /s/Virgil Williams/s/
Virgil Williams


 /s/Brenda Williams/s/
Brenda Williams